Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

September 10, 2013

FOR INSTITUTIONAL USE ONLY – NOT FOR FURTHER DISTRIBUTION – NOT FOR USE WITH RETAIL INVESTORS Barclays Fixed Income Exchange Traded Notes Educational Call Wednesday, September 25, 2013 1:00pm–2:00pm EDT Team members Purvi Dave – Investor Solutions Paul Jacoby – Rates Structuring Umang Bhatia – Index Derivative Trading Concerned about the rising rate environment? Looking for a way you hedge your client’s portfolios? Join our fixed income experts for a discussion on the current rates environment and our suite of fixed income ETNs that can be used to express a view about the shape of the yield curve or as a hedge in investor portfolios. Expressing a view on the direction of interest rates or the shape of the yield curve has long been a popular fixed income strategy for investors. iPath® Exchange Traded Notes (ETNs) provide the opportunity to access different maturities along the US Treasury yield curve, offering “bull” and “bear” exposure for each specific maturity. iPath® Fixed Income Exchange Traded Notes provide investors with the ability to express their views on US Treasury yields or the yield curve. Potential applications include: Accessing a particular fixed income strategy for additional portfolio diversification Executing tactical views regarding expectations of yield curve or specific yield shifts Implementing a fixed income strategy based on expectations of future economic cycles Implementing a specific hedging strategy to mitigate a portfolio’s sensitivity to yield curve or specific yield shifts

Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. The Underlying US Treasury Note or Bond Yield or Slope of the US Treasury Yield Curve May Increase, Decrease or Remain Unchanged Over the Term of Your ETNs: The return on your ETNs is linked directly or inversely, as the case may be to the performance of the underlying index, which corresponds directly or inversely, respectively to changes in the underlying US Treasury yield curve or US Treasury note or bond yield, depending on the ETN. Changes in the underlying US Treasury yield or yield curve are affected by a number of unpredictable factors, and such factors may cause the underlying US Treasury yield or yield curve to increase, decrease or remain unchanged over the term of your ETNs. There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Change in the Level of the Underlying US Treasury Note or Bond Yield or Underlying US Treasury Yield Curve: Reasons why this might occur include: market prices for underlying US Treasury note or bond futures contracts may not capture precisely the underlying changes in the US Treasury yield or yield curve; the index calculation methodology uses approximation; and the underlying US Treasury bond weighting is rebalanced monthly. Due to the Index Multiplier, Any Changes in the Value of Your ETNs Will Not Occur at the Same Rate as the Corresponding Changes in the Value of the Underlying Index: The ETNs apply an index multiplier, the effect of which is to adjust and, for ETNs inversely linked to the index, invert the rate at which the value of the ETNs changes in response to changes in the underlying index level. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the US stock or US Treasury markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Barclays US Treasury 2Y/10Y Yield Curve Index™”, “Barclays 2Y US Treasury Futures Targeted Exposure Index™”, “Barclays 5Y US Treasury Futures Targeted Exposure Index™”, “Barclays 10Y US Treasury Futures Targeted Exposure Index™” and “Barclays Long Bond US Treasury Futures Targeted Exposure Index™” are trademarks of Barclays Bank PLC. © 2013 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED | NO BANK GUARANTEE | MAY LOSE VALUE CSNY 474161